Exhibit 99.1
For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Second Quarter Results

Woodbury, NY, August 3, 2006 - Delta Financial Corporation (Amex: DFC) reported its financial results for the three and six months ended June 30, 2006.

For the three months ended June 30, 2006, the Company reported net income of $7.2 million, or $0.31 per diluted share, compared to net income of $3.6 million, or $0.17 per diluted share, for the three months ended June 30, 2005. For the six months ended June 30, 2006, the Company reported net income of $13.8 million, or $0.61 per diluted share, compared to net income of $5.6 million, or $0.27 per diluted share, for the same period one year ago. The increase in earnings for the three- and six-month periods was predominantly driven by the continued growth of the Company’s on-balance sheet loan portfolio in connection with its transition to portfolio accounting in the beginning of 2004.

Second Quarter Highlights

•	Mortgage loans held for investment increased to $5.6 billion at June 30, 2006, from $3.5 billion at June 30, 2005.
•	Originated $971 million in loans in the second quarter of 2006, a 10% increase over the second quarter of 2005.
•	Total cost to originate, as a percentage of total loan production, was 2.2% in the second quarter of 2006.
•	The average premium on $154 million of whole loans sold was 3.5% in the second quarter of 2006.
•
Increased warehouse lines of credit during the second quarter of 2006, bringing total available liquidity for these facilities to $1.4 billion through RBS Greenwich Capital, Citigroup, Bank of America and, most recently, JPMorgan Chase.

•	Completed an asset-backed securitization collateralized by $825 million of mortgage loans in June 2006.
•	In April 2006, completed an equity offering of 2.5 million common shares for net proceeds of approximately $19.4 million to the Company.
•	Paid a quarterly cash dividend of $0.05 per common share on July 6, 2006 to stockholders of record on June 23, 2006.

Distinct Business Model Characteristics

•	Securitize the vast majority of the loans we originate as we continue to build our on-balance sheet loan portfolio, essentially creating a future stream of income with each securitization we complete.
•	During the second quarter of 2006, the Company increased its concentration of fixed-rate mortgages to 85.6% of total loan production, from 75.5% of total loan production in the second quarter of 2005.
•
Almost half of the total loan production continued to be originated through the Company’s retail channel during the second quarter of 2006, giving the Company one of the most diversified origination platforms in the sector.

“Our focus is on long-term profitability, which is evidenced by our strategy to securitize and portfolio the vast majority of the loans we originate. Since each pool of securitized loans has corresponding securitization debt, we create a future stream of income with each securitization we complete. Consequently, our attention is on the size and the performance of our loan portfolio as the key drivers and leading indicators of our profitability, rather than solely on origination growth,” said Hugh Miller, president and chief executive officer. “Our on-balance sheet loan portfolio grew to $5.6 billion at the end of the second quarter of 2006 from $3.5 billion one year ago. At December 31, 2006, we expect our loan portfolio to increase by at least 35 percent over our year-end 2005 loan portfolio balance of $4.7 billion. Additionally, over the next 12 months, we expect to generate over $80 million in net interest income after provision for loan losses, exclusively from our loan portfolio outstanding at June 30, 2006.”

      “Furthermore, we have continued to experience slower prepayment rates, even though our loan portfolio has become more seasoned, which we attribute to the predominant amount of fixed-rate mortgages in our portfolio, in addition to the current interest rate environment. Slower prepayment rates lengthen the time the loans remain on our balance sheet and consequently increase the amount of net interest income we expect the portfolio to generate in the future. As a result, this longer loan life partially offsets the effect that slower origination growth may have on profitability. While we have been able to increase our loan production for the six months ended June 30, 2006 by 11.5 percent over the same period one year ago, we do not expect to grow originations year-over-year by 15 percent as previously stated,” added Mr. Miller.

Additional Second Quarter 2006 Financial Results

The Company’s net interest income, after provision for loan losses, increased to $29.4 million in the second quarter of 2006 from $22.2 million in the second quarter of 2005. The increase in net interest income, after provision for loan losses, was attributable to the Company’s increase in its net mortgage loans held for investment.

The Company increased its allowance for loan losses to $46.3 million, or 83 basis points, of the outstanding net loan portfolio at June 30, 2006, compared to $24.0 million, or 69 basis points, at June 30, 2005. The overall increase in the loss allowance reflects the increase in the overall loan portfolio, the performance of the current loan portfolio and the seasoning of the loans held for investment.

Other income totaled $4.3 million in the second quarter of 2006, compared to $2.5 million in the second quarter of 2005. Other income is comprised primarily of the increase in the fair value of the Company’s excess cashflow certificates, which is driven by the timing of cash receipts. The increase in the fair value is due to the better than expected performance of the underlying loans.

Loan Originations and Characteristics

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months ended June 30, 2006 and 2005:

	For the Three Months Ended June 30,
	2006	2005
Loan Type:
Fixed-Rate Mortgages	85.6%	75.5%
Adjustable-Rate Mortgages	14.2%	22.2%
Adjustable-Rate Interest-Only Mortgages	0.2%	2.3%
Total	100.0%	100.0%

	For the Three Months Ended June 30,
(Dollars in thousands)	2006		2005		Percentage Change
Origination Channel:
Wholesale	$ 515,353	53%	$ 488,562	55%	5%
Retail	455,259	47%	392,567	45%	16%
Total	$ 970,612	100%	$ 881,129	100%	10%

"Throughout our 24-year operating history, we have managed our business to withstand varied interest rate, housing and economic cycles by maintaining our underwriting guidelines. The result is a product mix with attributes we believe give Delta a competitive advantage in our sector. For example, Delta’s combined loan-to-value ratio for its second quarter securtization is approximately 76 percent, giving borrowers a meaningful equity stake in their homes and an incentive to stay current on their mortgage payments. Additionally, less than one percent of our originations are interest-only adjustable-rate mortgage loans and more than 85 percent are fixed-rate mortgage loans. In our experience, we have found that fixed-rate mortgages generally perform better and prepay more slowly than adjustable-rate mortgages. Since borrowers of fixed-rate loans know up front what their mortgage payments will be over the life of the loan, we have seen significantly better pool performance with fixed-rate mortgages, as they do not experience the unexpected increases in monthly payments that may occur in the case of adjustable-rate mortgage loans, ” said Mr. Miller.

“Furthermore, we have one of the most diversified origination platforms in the sector with almost 50 percent of our originations emanating from our retail channel. Historically, this channel has had a lower cost to originate and gives us more control over rate and product type than in our wholesale channel. And finally, we are primarily an east-coast originator, with less than two percent exposure in the highly competitive California market, where adjustable-rate mortgages are prevalent. These origination characteristics contribute to our distinct business model and are why Delta is different in the sector,” concluded Mr. Miller.

Secondary Marketing (Securitization and Loan Sales)

During the second quarter of 2006, the Company closed a securitization under its Renaissance Mortgage shelf, collateralized by $825 million of mortgage loans. The Company used a senior-subordinate securitization structure and issued a NIM note (a net interest margin note primarily collateralized by the excess cash flows of the underlying securitization). The Company also sold approximately $154 million in loans on a whole-loan basis during the second quarter of 2006 for an average whole-loan sale price of 3.5 percent.

The following table sets forth certain information regarding loan securitizations and loans sold on a whole-loan basis during the three months ended June 30, 2006 and 2005:

	For the Three Months Ended June 30,
(Dollars in thousands)	2006	2005
Loan securitizations - portfolio based	$824,978	$750,000
Whole-loan sales	154,008	134,306
Total securitizations and whole-loan sales	$978,986	$884,306

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 10 AM today, August 3, 2006. The live conference call can be accessed by dialing (866) 585-6398 (domestic) or (416) 849-9626 (international). A live listen-only webcast of the conference call will be available in the Corporate Highlights portion of the Investor Relations section of the Company’s website at http://www.deltafinancial.com.  A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed, and will be available through August 17, 2006. The telephone replay can be accessed by dialing (888) 566-0794 (domestic) or (402) 220-1594 (international), and using the digital pin number: 3906469

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The Company’s loans are primarily secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans primarily in 34 states. Loans are originated through a network of approximately 3,000 independent brokers and the Company’s retail offices. Since 1991, the Company has completed 48 asset-backed securitizations, collateralized by approximately $16.5 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, net interest income, growth, loan production, prepayment rates, the advantages of the Company’s retail platform and emphasis on originating fixed-rate loans. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business-Forward Looking Statements” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.” We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income	$112,736	$66,157	$214,709	$121,033
Interest expense	76,294	36,489	143,560	64,272
Net interest income	36,442	29,668	71,149	56,761
Provision for loan losses	6,998	7,478	13,402	14,342
Net interest income after provision for loan losses	29,444	22,190	57,747	42,419

Non-interest income:
Net gain on sale of mortgage loans	7,092	6,628	14,328	11,920
Other income	4,256	2,545	7,632	5,396
Total non-interest income	11,348	9,173	21,960	17,316

Non-interest expense:
Payroll and related costs	16,563	15,027	33,593	30,181
General and administrative	12,475	10,099	23,812	19,894
(Gain) loss on derivative instruments	(148)	334	(423)	318
Total non-interest expense	28,890	25,460	56,982	50,393

Income before income tax expense	11,902	5,903	22,725	9,342
Provision for income tax expense	4,661	2,328	8,898	3,708
Net income	$7,241	$3,575	$13,827	$5,634

Per Share Data:
Basic - weighted average number of shares outstanding	22,903,098	20,324,356	21,706,899	20,310,194
Diluted - weighted average number of shares outstanding	23,696,358	21,260,925	22,535,209	21,248,274

Net income applicable to common shares	$7,241	$3,575	$13,827	$5,634

Basic earnings per share - net income	$0.32	$0.18	$0.64	$0.28
Diluted earnings per share - net income	$0.31	$0.17	$0.61	$0.27

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	At June 30, 2006	At December 31, 2005
Assets:
Cash and cash equivalents	$4,649	$4,673
Mortgage loans held for investment, net of discounts and deferred origination fees	5,572,135	4,663,662
Less: Allowance for loan losses	(46,326)	(36,832)
Mortgage loans held for investment, net	5,525,809	4,626,830
Trustee receivable	61,102	56,164
Accrued interest receivable	33,238	26,952
Excess cashflow certificates	3,043	7,789
Equipment, net	7,292	6,688
Accounts receivable	8,374	5,123
Prepaid and other assets	37,835	30,508
Deferred tax asset	46,828	54,875
Total assets	$5,728,170	$4,819,602

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,973	$1,921
Warehouse financing	89,210	222,843
Financing on mortgage loans held for investment, net	5,429,292	4,436,938
Other borrowings	5,544	4,785
Accrued interest payable	19,259	13,091
Accounts payable and other liabilities	38,606	33,242
Total liabilities	5,583,884	4,712,820

Stockholders’ Equity
Common stock	233	207
Additional paid-in capital	141,212	121,561
Accumulated deficit	(3,456)	(15,077)
Accumulated other comprehensive income, net of taxes	7,615	2,536
Unearned common stock held by stock incentive plan	-	(1,127)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	144,286	106,782
Total liabilities and stockholders’ equity	$5,728,170	$4,819,602